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                                                                  Exhibit 23.2

                           CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
FOREST OIL CORPORATION:

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Forest Oil Corporation Stock Incentive Plan of our report dated February 1, 1995 relating to the consolidated balance sheets of ATCOR Resources Ltd. at December 31, 1994 and 1993, and the consolidated statements of earnings and retained earnings and changes in financial position for each of the years in the three-year period ended December 31, 1994, which report is incorporated by reference in the Current Report on Form 8-K/A of Forest Oil Corporation, dated January 31, 1996, from the registration statement, as amended, (No. 33-64949) on Form S-2 of Forest Oil Corporation.




                                       PRICE WATERHOUSE



Calgary, Alberta
June 5, 1996